FORM 4
                              STATEMENT OF
                     CHANGES IN BENEFICIAL OWNERSHIP

  Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

 1.  Name and Address of Reporting Person
     (Last)    Freels
     (First)   Gary
     (Middle)  W.
     (Street)  500 Third Street, P.O. Box 2137
     (City)    Wausau
     (State)   Wisconsin
     (Zip)     54402-2137

 2.  Issuer Name and Ticker or Trading Symbol
     (Issuer Name)       Wausau-Mosinee Paper Corporation
     (Ticker or Trading Symbol) WMO

 3. I.R.S. or Social Security Number of Reporting Person (Voluntary) (I.D. Number) ###-##-####

 4.  Statement for Month/Day/Year
     (Month/Day) December
     (Year)    2002

 5.  If Amendment, Date of Original (Month/Day/Year)
     (Month/Day)
     (Year)

 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X
     X    (Director)
          (Officer, give title below)

          (10% Owner)
          (Other, specify below)


 7.  Individual or Joint/Group Filing (Check Applicable Line)
     X
     X    Form filed by One Reporting Person
          Form filed by More than One Reporting Person

  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED

                                                                     5. Amount of
                                                     4. Securities      Securities
                          2A. Deemed                    Acquired (A)    Beneficially
             2. Trans-    Execution     3.Trans-        or Disposed     Owned         6. Ownership 7. Nature of
             action       Date, if any    action        of (D)          Following        Form:        Indirect
 1.Title of  Date(Month/  (Month/Day/     Code          (A) or          Reported         Direct(D) or Beneficial
 Security    Day/Year)     Year)       Code    V    Amount  (D)   Price Transactions(s)  Indirect(I)  Ownership
 No Par                                                                 5,020            I            IRAs
 Value
 Common
 Stock

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
               (E.G., puts, calls, warrants, options, convertible securities)
                                                                5. Number of
                                                                Derivative
             2. Conversion              3A. Deemed              Securities
 1. Title    or Exercise                Execution    4.Trans-   Acquired (A)    6. Date Exercisable and
     of      Price of   3. Transaction  Date, if any   action   or Disposed of  Expiration Date
 Derivative  Derivative    Date (Month/ (Month/Day/    Code          (D)        (Month/Day/Year)
 SECURITY    SECURITY      DAY/YEAR)    YEAR)       CODE    V    (A)       (D)   DATE EXERCISABLE EXPIRATION DATE
 Common      1 for 1       12/31/02                 A      V     90.2527         (1)              (1)
 Stock
 Equivalent
 Units

 Common        8.97                                                              10/19/01         08/07/20
 Stock
 (Right
 to Buy)

  TABLE II CONTINUED - Derivative Securities Acquired, Disposed of or
                       Beneficially Owned
              (E.G., puts, calls, warrants, options, convertible securities)

 7. Title and Amount of Underlying Securities                           10. Ownership
                                             9. Number of Derivative    Form of Derivative
                     Amount or   8. Price of Securities Beneficially       Securities
                     Number of    Derivative   Owned Following         Beneficially Owned 11. Nature of Indirect
 TITLE                  SHARES      SECURITY  REPORTED TRANSACTION(S)  AT END OF MONTH    BENEFICIAL OWNERSHIP
 Common              90.2527      11.08        5410.0703                D
 Stock

                                              15,000                   D

 Explanation of Responses:

 (1)Stock equivalent units accrued under the Wausau-Mosinee Deferred Compensation Plan for Directors; the value of the units is paid in cash at Director's termination of service.
                    /S/ SHERRI L. CRAKER                    01/03/03
                       Signature of Reporting Person         Date
                       Attorney-In-Fact